UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Apple Hospitality REIT, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2018 Annual Meeting of Shareholders
to be Held on Thursday, May 17, 2018

The Annual Meeting of Shareholders (the “Annual Meeting”) of Apple Hospitality REIT, Inc. (the “Company”) will be held at the Courtyard and Residence Inn Richmond Downtown, located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 17, 2018 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect three (3) directors named in the attached proxy statement to the Board of Directors (the “Board”);
2.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers by the Company;
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2018;
4.	To approve and adopt an amendment to the Company’s amended and restated articles of incorporation to declassify the Board and provide for annual elections of directors, and;
5.	To transact such other business as may properly come before the meeting.

If you were a holder of record of any common shares of the Company at the close of business on the record date of March 23, 2018 (the “Record Date”), you are entitled to vote at the Annual Meeting.  If you are present at the Annual Meeting, you may vote in person even if you have previously returned a proxy card.

The Company is furnishing its proxy statement, proxy and 2017 Annual Report to Shareholders (the “Annual Report”) to you electronically via the Internet, instead of mailing printed copies of those materials to each shareholder. The Company has sent to its shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access its proxy materials on the Internet, how you can request and receive a paper copy of the proxy statement, Annual Report and proxy for the Annual Meeting and future meetings of shareholders, and how to vote online at www.proxyvote.com. Shareholders can also call 1-800-579-1639 to request proxy materials or 1-800-690-6903 to vote by telephone. Additionally, this proxy statement and the Annual Report are available at http://materials.proxyvote.com/03784Y. Please read the enclosed information carefully before submitting your proxy.

If you have any questions or need assistance in voting your shares, please call Ms. Kelly Clarke in the Company’s Investor Relations Department, at (804) 344-8121.

By Order of the Board of Directors

David Buckley
Secretary

April 4, 2018

REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, AS A SHAREHOLDER YOUR ROLE IS VERY IMPORTANT, AND THE BOARD STRONGLY ENCOURAGES YOU TO EXERCISE YOUR RIGHT TO VOTE.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE ONLINE, BY PHONE OR BY SIGNING, DATING AND RETURNING THE PROXY CARD.  IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

Page

General	1
Solicitation of Proxies	2
Company Information	2
Ownership of Certain Beneficial Owners and Management	2
Proposals to be Voted Upon	5
Proposal 1. Election of Directors	5
Proposal 2. Advisory Vote On Executive Compensation Paid by the Company	10
Proposal 3. Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm	10
Proposal 4. Approval and Adoption of an Amendment to the Company’s Amended and Restated Articles of Incorporation to Declassify the Board and Provide for Annual Elections of Directors	11
Corporate Governance, Risk Oversight and Procedures for Shareholder Communications	13
Board of Directors	13
Code of Ethics	13
Corporate Governance Guidelines	13
Risk Oversight	14
Shareholder Communications	14
Share Ownership Guidelines	14
Hedging and Pledging of Company Securities	14
Board Self-Evaluation	14
Consideration of Director Nominees	15
Director Qualifications	15
Nomination Procedures	15
Committees of the Board and Board Leadership	16
Summary	16
Board Leadership	16
Audit Committee Independence	17
Board Meetings, Attendance and Related Information	17
Executive Sessions	17
Compensation of Directors	17
Reimbursements to Directors in 2017	17
Compensation of Independent Directors	18
Non-Independent Directors in 2017	18

APPLE HOSPITALITY REIT, INC.

PROXY STATEMENT
DATED
APRIL 4, 2018

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
MAY 17, 2018

General

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Apple Hospitality REIT, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held at the Courtyard and Residence Inn Richmond Downtown, located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 17, 2018 at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). Your proxy may be revoked at any time before being voted at the Annual Meeting, either by a written notice of revocation that is received by the Company before the Annual Meeting or by conduct that is inconsistent with the continued effectiveness of the proxy, such as delivering another proxy with a later date or attending the Annual Meeting and voting in person.

Unless your proxy indicates otherwise, all shares represented by a proxy that you sign and return will be voted FOR the nominees listed in proposal 1, FOR proposals 2, 3 and 4, and in accordance with the best judgment of the proxy holders for any other matters properly brought before the Annual Meeting.

Record holders of the Company’s common shares (the “Common Shares”) at the close of business on March 23, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.  This proxy statement, the Company’s 2017 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2017 (the “Annual Report”), and the proxy card are first being made available, and a notice and electronic delivery of the proxy materials (the “Notice of Internet Availability”) is first being mailed, to shareholders on or about April 4, 2018.

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC” or “Securities and Exchange Commission”), the Company is making this proxy statement and its Annual Report available to its shareholders electronically via the Internet. The Company believes that this process expedites receipt of its proxy materials by shareholders, while lowering the costs and reducing the environmental impact of the Annual Meeting. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting printed materials contained in the Notice of Internet Availability.

At the close of business on the Record Date, a total of 230,349,046 Common Shares were issued and outstanding and entitled to vote on all matters, including those to be acted upon at the Annual Meeting.  Each Common Share is entitled to one vote.  The presence in person or by proxy of a majority of the Common Shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

In the event that a quorum is not present at the Annual Meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Solicitation of Proxies

The Company will be responsible for the costs of the solicitation set forth in this proxy statement. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Common Shares.  In addition to soliciting proxies by mail, certain of the Company’s directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation.  Any questions or requests for assistance regarding this proxy solicitation may be directed to the Company by telephone at (804) 344-8121, Attention: Investor Relations, or your bank, broker or other custodian that holds your shares.

Company Information

The Company operates as a real estate investment trust (“REIT”) for federal income tax purposes.  The mailing address of the Company is 814 East Main Street, Richmond, Virginia 23219.  Notice of revocation of proxies should be sent to Broadridge Financial Services, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attn: Issuer Services Department.  The Company can be contacted, and public information about the Company can be obtained, by sending a written notice to Ms. Kelly Clarke, Investor Relations Department, at the Company’s address as provided above or through its website, www.applehospitalityreit.com.

The Annual Report provided with this proxy statement includes the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2017 (except for exhibits).  The Company’s Annual Report on Form 10-K and its other public federal securities filings also may be obtained electronically through the EDGAR system of the Securities and Exchange Commission at www.sec.gov.  The proxy materials are available at http://materials.proxyvote.com/03784Y.

Ownership of Certain Beneficial Owners and Management

As discussed in “Corporate Governance, Risk Oversight and Procedures for Shareholder Communications—Share Ownership Guidelines,” the Company has adopted share ownership guidelines for its Board of Directors and named executive officers.  The determination of “beneficial ownership” for purposes of this proxy statement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission.  References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Shares as of March 23, 2018 with respect to (a) each director and director nominee, (b) each named executive officer, (c) all of the Company’s directors and executive officers as a group and (d) each person known by the Company to be the beneficial owner of greater than a 5% interest in the Company’s Common Shares.  Unless otherwise indicated, all Common Shares are owned directly and the indicated person has sole voting and investment power, and the address of each named person is c/o Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Common Shares
	Directors and Executive Officers
	David P. Buckley (2)	262,553		*
	Glenn W. Bunting	154,509	(3)	*
	Jon A. Fosheim	21,452		*
	Kristian M. Gathright (2)	985,708		*
	Glade M. Knight (2)	10,347,791	(4)	4.5%
	Justin G. Knight (2)	1,430,625	(5)	*
	Nelson G. Knight (2)	600,129	(6)	*
	Bruce H. Matson	183,608	(7)	*
	Blythe J. McGarvie	130		*
	Daryl A. Nickel	17,340		*
	Bryan F. Peery (2)	332,018		*
	L. Hugh Redd	78,840		*
	All directors and executive officers as a group (12 persons)	14,414,703		6.3%

	More than Five Percent Beneficial Owners
	The Vanguard Group, Inc.	33,822,774	(8)	14.7%
	BlackRock, Inc.	15,059,145	(9)	6.5%
	Vanguard Specialized Funds – Vanguard REIT Index Fund	14,267,202	(10)	6.2%
	Invesco Ltd.	13,273,283	(11)	5.8%
___________________
* Less than one percent of class.

(1)	Based on 230,349,046 Common Shares outstanding as of the Record Date.

(2)	Includes restricted Common Shares subject to time vesting.

(3)	Includes 142,669 Common Shares that may be acquired upon the exercise of options, although no options have been exercised to date.

(4)	Includes 258,858 shares held by Kathleen Knight, the wife of Glade M. Knight.

(5)
Includes 293,504 shares held in a family limited partnership and 27,440 shares held in irrevocable trusts for the benefit of his children.  Justin G. Knight disclaims beneficial ownership of the 293,504 shares held in a family limited partnership, except to the extent of his pecuniary interest therein; Justin G. Knight has voting and dispositive control over such shares. Also, includes 409,199 shares pledged as security for a line of credit.

(6)	Includes 36,652 shares held in irrevocable trusts for the benefit of his children. Also, includes 260,684 shares pledged as security for a line of credit.

(7)	Includes 170,268 Common Shares that may be acquired upon the exercise of options, although no options have been exercised to date.

(8)
Based upon a Statement on Schedule 13G/A filed on February 12, 2018 with the SEC that indicated that The Vanguard Group, Inc. has sole voting power with respect to 352,510 Common Shares, shared voting power with respect to 270,816 Common Shares, sole dispositive power with respect to 33,457,773 Common Shares and shared dispositive power with respect to 365,001 Common Shares. The Schedule 13G/A further indicated that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 94,185 Common Shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 529,141 Common Shares as a result of its serving as investment manager of Australian investment offerings.  The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
Based upon a Statement on Schedule 13G filed on February 1, 2018 with the SEC that indicated that BlackRock, Inc. has sole voting power with respect to 14,161,783 Common Shares and sole dispositive power with respect to 15,059,145 Common Shares.  Blackrock, Inc. further reported that it is the parent holding company for certain persons or entities that have acquired the Company’s Common Shares and that are listed in that Schedule 13G.  The address of BlackRock, Inc., as reported by it in the Schedule 13G, is 55 East 52nd Street, New York, NY 10055.

(10)
Based upon a Statement on Schedule 13G/A filed on February 2, 2018 with the SEC that indicated that Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power with respect to 14,267,202 Common Shares and no dispositive power with respect to any of these shares.  The address of The Vanguard Specialized Funds – Vanguard REIT Index Fund, as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(11)
Based upon a Statement on Schedule 13G/A filed on February 9, 2018 with the SEC that indicated that Invesco Ltd. is an investment adviser and parent holding company or control person that has sole voting power with respect to 5,955,016 Common Shares and sole dispositive power with respect to 13,273,283 Common Shares. Invesco Ltd. further reported that it is the parent holding company for certain persons or entities that have acquired the Company’s Common Shares and that are listed in that Schedule 13G/A.  The address of Invesco Ltd., as reported by it in the Schedule 13G/A, is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

Proposals to be Voted Upon
Proposal 1. Election of Directors

The Company’s Board of Directors currently consists of eight directors who are divided into three classes with staggered terms.  At the Annual Meeting, three (3) directors will be elected. As part of Proposal 4, the Company is proposing an amendment to the Company’s amended and restated articles of incorporation (the “Charter”), to declassify the Board and provide for the annual election of directors.  See “Proposals to be Voted Upon—Proposal 4—Approval and Adoption of an Amendment to the Company’s Amended and Restated Articles of Incorporation to Declassify the Board and Provide for Annual Elections of Directors” for additional information regarding the amendment to the Charter to declassify the Board.  If Proposal 4 is approved, the term of office of each director elected at the Annual Meeting will expire at the 2019 annual meeting of shareholders and if Proposal 4 is not approved, the term of office of each director elected at the Annual Meeting will expire at the 2021 annual meeting of shareholders, and in each case, until a successor is duly elected and qualified, except in the event of prior resignation, death or removal.

The terms of Bruce H. Matson, Blythe J. McGarvie and L. Hugh Redd will expire at the time of the Annual Meeting and the Board of Directors recommends their re-election to the Board of Directors.

Unless otherwise specified, all Common Shares represented by proxies will be voted FOR the election of the nominees listed below.  If a nominee ceases to be available for election as a director, discretionary authority may be exercised by each of the proxies named on the attached proxy card to vote for a substitute.  No circumstances are presently known that would cause any nominee to be unavailable for election as a director.  The nominees are now members of the Board of Directors, have been nominated by action of the Board of Directors, and have indicated their willingness to serve if elected.  If a quorum is present at the Annual Meeting, three positions on the Board of Directors will be filled by the election of the three properly nominated candidates who receive the greatest number of votes at the Annual Meeting, even if the nominee does not receive a majority of all votes represented and entitled to be cast.  Under the Company’s Corporate Governance Guidelines, if an incumbent director fails to receive at least a majority of the votes cast, such director will tender his or her resignation from the Board of Directors.  The Nominating and Corporate Governance Committee of the Board will consider, and determine whether to accept, such resignation and make a recommendation to the Board of Directors.  Within 90 days of the certification of the election results, the Board of Directors must act on the resignation, taking into consideration any recommendation by the Nominating and Corporate Governance Committee and any additional relevant factors.  A director who tenders his or her resignation does not participate in the decisions of the Nominating and Corporate Governance Committee or the Board relating to the resignation.

A shareholder who wishes to abstain from voting on the election of a director may do so by specifying, as provided on the proxy, that authority to vote for any or all of the nominees is to be withheld.  Withheld votes and broker non-votes will have no effect on the election of a director.  A broker non-vote occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the shareholders meeting or is not permitted to vote those shares on a non-routine matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BELOW NOMINEES.

The following table provides information about each of the Company’s director nominees and directors, including their principal occupations and employment during at least the past five years and their directorships, if any, in public companies other than the Company.

Director Nominees & Directors	Business Experience (1)

Nominees for re-election at the Annual Meeting:

Bruce H. Matson Director Nominee Age: 60 Director Since: 2008 Committees: Nominating and Corporate Governance (Chair), Executive
Mr. Matson is a Partner in the law firm of LeClairRyan, a Professional Corporation, in Richmond, Virginia. Mr. Matson joined LeClairRyan in 1994 and has practiced law since 1983. Mr. Matson was a member of the Company’s Audit and Compensation Committees until March 1, 2014 and served as the Chair of the Company’s Compensation Committee during this period. He also previously served as a director of Apple Two, Apple Five, Apple Six and Apple Seven until they were sold to a third party or merged with the Company, as described in Note 1 below. Mr. Matson graduated from the College of William and Mary, Marshall-Wythe School of Law and earned his bachelor’s degree from the College of William and Mary. The Board of Directors believes his extensive legal, commercial finance and business restructuring experience provides him with the skills and qualifications to serve as a director.

Blythe J. McGarvie Director Nominee Age: 61 Director Since: 2018
Ms. McGarvie was a member of the faculty of Harvard Business School, teaching in the accounting and management department from July 2012 to June 2014. Ms. McGarvie served as Chief Executive Officer and Founder of Leadership for International Finance, LLC, an advisory firm offering consulting services and providing leadership seminars, from 2003 to 2012, where she offered strategic reviews and leadership seminars for improved decision-making for corporate and academic groups. From 1999 to 2002, Ms. McGarvie was the Executive Vice President and Chief Financial Officer of BIC Group, a publicly traded consumer goods company with operations in 36 countries. Prior to that, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co., a Fortune 500 retailer. Ms. McGarvie currently serves on the board of directors of LKQ Corporation (“LKQ”), Sonoco Products Company (“Sonoco”) and Wawa, Inc., and previously served on the board of directors of Accenture plc, Viacom Inc., Pepsi Bottling Group, Inc., The Travelers Companies, Inc. and Lafarge North America. She serves as chair of the LKQ audit committee and a member of its governance/nominating committee and on the audit and financial policy committees for Sonoco.  Ms. McGarvie is a Certified Public Accountant and holds a Bachelor of Arts degree in Economics from Northwestern University, Evanston, Illinois and a Master of Business Administration from Northwestern University’s J.L. Kellogg Graduate School of Management. Ms. McGarvie also holds an Executive Masters Professional Director Certification from the American College of Corporate Directors. The Board of Directors believes her extensive experience serving on a wide range of boards, as well as her strong finance and accounting background and entrepreneurial success provide her with the skills and qualifications to serve as a director.

Director Nominees & Directors	Business Experience (1)

L. Hugh Redd Director Nominee Age: 60 Director Since: 2015 Committees: Audit (Chair), Compensation
Mr. Redd was the Senior Vice President and Chief Financial Officer of General Dynamics Corporation, an aerospace and defense company, until December 31, 2013. He had worked for General Dynamics Corporation since 1986, serving as a Senior Financial Analyst and also as Vice President and Controller of General Dynamics Land Systems in Sterling Heights, Michigan. He received a Bachelor of Science degree in Accounting from Brigham Young University and a Master in Professional Accounting degree from the University of Texas. He is also a Certified Public Accountant. Mr. Redd currently serves on the Board of Trustees for Southern Virginia University in Buena Vista, Virginia, founded by the Company’s Executive Chairman, Glade M. Knight. The Board of Directors believes his extensive financial and accounting experience, as well as his management experience in public companies, provide him with the skills and qualifications to serve as a director.

Directors of the Company whose terms expire at the 2019 annual meeting of shareholders:

Jon A. Fosheim Lead Independent Director Age: 67 Director Since: 2015 Committees: Audit, Nominating and Corporate Governance
Mr. Fosheim was the Chief Executive Officer of Oak Hill REIT Management, LLC from 2005 until retirement in 2011. Oak Hill REIT Management, LLC is a hedge fund specializing in REIT investments. From 1985 until 2005, Mr. Fosheim was a Principal and Co-founder of Green Street Advisors, a REIT advisory and consulting firm. Prior to that, Mr. Fosheim worked in institutional sales at Bear Stearns & Co., a global investment bank, and worked in the tax department at Touche Ross and Co. (now Deloitte LLP), an international accounting firm. Mr. Fosheim currently serves on the board of directors of Colony Northstar, Inc. and serves on the audit committee and is chair of the nominating and corporate governance committee of such board. Mr. Fosheim attended the University of South Dakota, earning Bachelor of Arts, Master of Business Administration, and Juris Doctor degrees. The Board of Directors believes his extensive investment management experience and his leadership and management background provide him with the skills and qualifications to serve as a director.

Justin G. Knight President and Chief Executive Officer Age: 44 Director Since: 2015 Committees: Executive	Mr. Knight has served as President of the Company since its inception and Chief Executive Officer since May 2014. Mr. Knight also served as President of each of the former Apple REIT Companies, except Apple Suites, until they were sold to a third party or merged with the Company, as described in Note 1 below. Mr. Knight joined the Apple REIT Companies in 2000, and held various senior management positions prior to his appointment as President. Mr. Knight currently serves on the Board of Trustees for Southern Virginia University in Buena Vista, Virginia. Mr. Knight serves on the Marriott Owners Advisory Council, the Residence Inn Association Board, the American Hotel and Lodging Association Board of Directors and Executive Committee of such board and is the Co-chair of the American Hotel and Lodging Association Owners Council. Mr. Knight is also a member of the National Advisory Council of the Marriott School at Brigham Young University, Provo, Utah. Mr. Knight holds a Master of Business Administration degree with an emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University. He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University. The Board of Directors believes his extensive

Director Nominees & Directors	Business Experience (1)

executive experience and REIT industry and management experience provide him with the skills and qualifications to serve as a director.

Justin G. Knight is the son of Glade M. Knight, the Company’s Executive Chairman, and the brother of Nelson G. Knight, the Company’s Executive Vice President and Chief Investment Officer.

Directors of the Company whose terms expire at the 2020 annual meeting of shareholders:

Glenn W. Bunting Director Age: 73 Director Since: 2014 Committees: Compensation (Chair), Executive, Audit
Mr. Bunting has served as President of GB Corporation since January 2011. From 1985 until 2010, Mr. Bunting served as President of American KB Properties, Inc., which developed and managed shopping centers. Mr. Bunting was a director of Cornerstone Realty Income Trust, Inc., of which Glade M. Knight was Chairman and Chief Executive Officer, from 1993 until its merger with Colonial Properties Trust in 2005. He also served as a member of the Board of Directors of Landmark Apartment Trust of America until 2016 when it merged with and into an affiliate of Starwood Capital Group. Mr. Bunting served as a director of Apple Two, Apple Five, Apple Seven and Apple Eight until the companies were sold to a third party or merged with the Company, as described in Note 1 below. Mr. Bunting received a Bachelor of Business Administration degree from Campbell University. The Board of Directors believes his extensive management and REIT experience and strong background in commercial real estate and finance provide him with the skills and qualifications to serve as a director.

Glade M. Knight Executive Chairman Age: 74 Director Since: 2007 Committees: Executive (Chair)
Mr. Knight is the founder of the Company and has served as Executive Chairman since May 15, 2014, and previously served as Chairman and Chief Executive Officer of the Company since its inception. Mr. Knight was also the founder of each of the former Apple REIT Companies and served as their Chairman and Chief Executive Officer from their inception until the companies were sold to a third party or merged with the Company, as described in Note 1 below. In addition, Mr. Knight served as Chairman and Chief Executive Officer of Cornerstone Realty Income Trust, Inc., a REIT, from 1993 until it merged with Colonial Properties Trust, a REIT, in 2005. Following the merger in 2005 until April 2011, Mr. Knight served as a trustee of Colonial Properties Trust. Cornerstone Realty Income Trust, Inc. owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Mr. Knight is a partner and Chief Executive Officer of Energy 11 GP, LLC, the general partner of Energy 11, L.P., and Energy Resources 12 GP, LLC, the general partner of Energy Resources 12, L.P., partnerships focused on investments in the oil and gas industry. Mr. Knight is the founding Chairman of Southern Virginia University in Buena Vista, Virginia. He also is a member of the Advisory Board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. Additionally, he serves on the National Advisory Council for Brigham Young University and is a founding member of the University’s Entrepreneurial Department of the Graduate School of Business Management. The Board of Directors believes his extensive REIT executive experience and extensive background in real estate, corporate finance and strategic planning, as well as

Director Nominees & Directors	Business Experience (1)

his entrepreneurial background, provide him with the skills and qualifications to serve as a director.  On February 12, 2014, Mr. Knight, Apple Seven, Apple Eight, Apple Nine and their related advisory companies entered into settlement agreements with the SEC.  Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Knight consented to the entry of an administrative order, under which Mr. Knight and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

Glade M. Knight is the father of Justin G. Knight, the Company’s President and Chief Executive Officer, and Nelson G. Knight, the Company’s Executive Vice President and Chief Investment Officer.

Daryl A. Nickel Director Age: 73 Director Since: 2015 Committees: Executive, Compensation, Nominating and Corporate Governance
Mr. Nickel completed a 22-year career at Marriott International, Inc., an international hospitality company, in 2009. He served as a corporate officer of Marriott International from 1998 until his retirement and as Executive Vice President, Lodging Development, Select Service and Extended Stay Brands from 2001. Since 2011, Mr. Nickel also served as a consultant to White Peterman Properties, Inc., a hotel development company. From 2011 until July 2014, Mr. Nickel served as a consultant to Whiteco Pool Solutions, a saline pool systems company. From 2009 to 2010, Mr. Nickel served as a consultant to Apple Fund Management, Inc., currently a subsidiary of the Company. Mr. Nickel graduated from Georgetown Law School and earned his Bachelor of Science degree from Washburn University. Between college and law school, Mr. Nickel served in the U.S. Navy. The Board of Directors believes his extensive consulting experience with diverse organizations and executive management positions in the lodging industry provide him with the skills and qualifications to serve as a director.

(1)       Below are the “former Apple REIT Companies” that were sold to a third party or merged with the Company.  All of the Apple REIT Companies, founded by Glade M. Knight, were REITs focused on the ownership of Marriott and/or Hilton branded select-service hotels.

Company	Formation Date	Sale/Merger Description
Apple Suites, Inc. (“Apple Suites”)	1999	Merged with Apple Hospitality Two, Inc. in January 2003
Apple Hospitality Two, Inc. (“Apple Two”)	2001	Sold to an affiliate of ING Clarion in May 2007
Apple Hospitality Five, Inc. (“Apple Five”)	2002	Sold to Inland American Real Estate Trust, Inc. in October 2007
Apple REIT Six, Inc. (“Apple Six”)	2004	Sold to an affiliate of Blackstone Real Estate Partners VII in May 2013
Apple REIT Seven, Inc. (“Apple Seven”)	2005	Merged with the Company in March 2014
Apple REIT Eight, Inc. (“Apple Eight”)	2007	Merged with the Company in March 2014
Apple REIT Nine, Inc. (“Apple Nine”)	2007	Original name of the Company. Name changed to Apple Hospitality REIT, Inc. in March 2014
Apple REIT Ten, Inc. (“Apple Ten”)	2010	Merged with the Company in September 2016

Proposal 2. Advisory Vote On Executive Compensation Paid by the Company

In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement.  The Board of Directors has adopted a policy, which shareholders approved by a non-binding advisory vote, of providing for an annual “say-on-pay” advisory vote.  The Company encourages shareholders to read the disclosure under “Compensation Discussion and Analysis” for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2017 and the compensation paid to the named executive officers.

Accordingly, the Company is asking you to approve the adoption of the following resolution:

RESOLVED: That the shareholders of the Company approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.  The shareholder vote on this proposal is advisory and non-binding and serves only as a recommendation to the Board of Directors.  Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of shareholders and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 3. Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company in 2017.  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting.  The representative will have an opportunity to make a statement if he or she so desires and will be available to answer appropriate questions from shareholders.  The Board of Directors has approved the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018, based on the recommendation of the Audit Committee.  Independent accounting fees for the last two fiscal years are shown in the table below:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2017	$975,000	—	—	—
2016	$1,269,000	—	—	—

All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations, and the annual audit of the Company was pre-approved by the Audit Committee, as required by applicable law.  The nature of each of the services categorized in the preceding table is described below:

Audit Fees. These are fees for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Form 10-K, reviews of the financial statements included in the Company’s Form 10-Q filings, or services normally provided by the independent auditor in connection with statutory or regulatory filings or engagements, and other accounting and financial reporting work necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and fees for services that only the Company’s independent auditor can reasonably provide.

Audit-Related Fees.  These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.  Such services include accounting consultations, internal control reviews, audits in connection with acquisitions, attest services related to financial reporting that are not required by statute or regulation and required agreed-upon procedure engagements.

Tax Fees.  Such services include tax compliance, tax advice and tax planning.  Effective in December 2017, the Company has engaged Ernst & Young LLP to perform tax compliance and advisory services.

All Other Fees.  These are fees for other permissible work that does not meet the above category descriptions.  Such services include information technology and technical assistance provided to the Company.  Generally, this category would include permitted corporate finance assistance, advisory services and licenses to technical accounting research software.

These accounting services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core area of accounting work by Ernst & Young LLP, which is the audit of the Company’s consolidated financial statements.

Pre-Approval Policy for Audit and Non-Audit Services.  In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee.  As authorized by that act, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve up to $25,000 in audit and non-audit services.  This authority may be exercised when the Audit Committee is not in session.  Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee.  All services reported in the preceding fee table for fiscal years 2016 and 2017 were pre-approved by the full Audit Committee, as required by then applicable law.

The Company is asking you to vote on the adoption of the following resolution:

RESOLVED: That the shareholders of the Company ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The affirmative vote of a majority of the votes cast will be necessary to approve this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.  The shareholder vote on this proposal is advisory and non-binding and serves only as a recommendation to the Board of Directors.  If the shareholders do not ratify the appointment of Ernst & Young LLP by the affirmative vote of a majority of the votes cast at the meeting, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Proposal 4. Approval and Adoption of an Amendment to the Company’s Amended and Restated Articles of Incorporation to Declassify the Board and Provide for Annual Elections of Directors

Article VII of the Charter provides that the Board is classified into three groups, with each group of directors serving a staggered term, so that the term of only one class expires at each annual meeting of shareholders and each class is elected to a three-year term.

The Board has proposed that Article VII of the Charter be revised to declassify the Board.  Specifically, under the proposed amendment to the Charter:

·
all directors elected or appointed at or after the Annual Meeting will serve for terms expiring at the next annual meeting of shareholders, so that, beginning at the 2020 annual meeting of shareholders, the Board of Directors will no longer be divided into classes and all directors will be elected to serve for terms expiring at the next annual meeting of shareholders;

·	all directors currently in office whose terms expire at the 2019 and 2020 annual meetings of shareholders will continue to serve their remaining terms; and
·
any director chosen as a result of a newly created directorship or to fill a vacancy on the Board after the Annual Meeting will hold office for a term expiring at the next annual meeting of shareholders.

The purpose of this amendment is to declassify the Board of Directors and provide that each director serves for a one-year term in order to bring the Company’s governance structure into line with shareholder-favorable market practice, thereby enhancing the rights of shareholders and improving the Company’s corporate governance to maximize accountability to shareholders.  The Board of Directors considered the benefits of classified boards, which may foster stability and continuity of the board with respect to long-term planning and in the overall business of a company, since a majority of directors would usually have prior experience as directors of the company.  Moreover, classified boards provide non-management directors with a longer term of office that may enhance their independence from management.  However, the election of directors is the primary means for shareholders to exercise influence over the Company and its policies.  The Board of Directors believes that classified boards are often viewed as having the effect of reducing the accountability of directors to a company’s shareholders.  A classified board limits the ability of shareholders to elect all directors on an annual basis and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees.  Moreover, unsolicited tender offers for shares are sometimes accompanied by proxy contests.  Declassifying the Board could therefore make it more likely that a potential acquiror may offer shareholders a control premium for their shares.  However, if the amendment is approved, the entire Board could be removed in any single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the Company on terms that the then-incumbent Board does not believe are in the best interest of shareholders.  While classified boards may increase the long-term stability and continuity of a board, the Board of Directors believes that long-term stability and continuity should result from the annual election of directors, which provides shareholders with the opportunity to evaluate the directors’ performance, both individually and collectively, on an annual basis.

This amendment has been previously submitted to shareholders for approval at the 2016 and 2017 annual meetings of shareholders.  However, this amendment has not received the requisite shareholder vote necessary to approve and adopt it.  For the reasons discussed above, the Board of Directors continues to believe that this amendment is advisable and in the best interests of the Company and its shareholders.  A copy of the proposed amendment to the Charter (the “Charter Amendment”) is attached to this proxy statement as Exhibit A, with deletions indicated by strikethroughs and additions indicated by underlining (with such marks against the existing version of Article VII of the Charter).  The summary of the proposed amendment set forth above is qualified in its entirety by reference to Exhibit A, which you should read in its entirety.

If approved, the Company will file an amendment to its existing Charter containing the Charter Amendment with the Virginia State Corporation Commission promptly after the Annual Meeting.  The Charter Amendment would become effective upon filing with, and acceptance for record by, the Virginia State Corporation Commission.

If this Proposal 4 is approved by the shareholders at the Annual Meeting, the three director nominees standing for election at the Annual Meeting would each stand for election for a one-year term expiring at the 2019 annual meeting of shareholders.  If shareholders do not approve this Proposal 4, the directors of the Company will continue to be elected in three staggered classes with three-year terms, including the three director nominees standing for election at the Annual Meeting, who would each stand for election for a three-year term expiring at the 2021 annual meeting of shareholders.

The affirmative vote of a majority of the issued and outstanding Common Shares will be necessary to approve this proposal.  Therefore, abstentions and broker non-votes will have the same effect as votes against the proposal, although abstentions and broker non-votes will count toward the presence of a quorum.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

Corporate Governance, Risk Oversight and Procedures for Shareholder Communications

Board of Directors.  The Company’s Board of Directors has determined that all of the Company’s directors (and nominees for director), except Messrs. Glade M. Knight and Justin G. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (“NYSE”).  In making this determination, the Board considered all relationships between the applicable director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors’ fees and equity-based awards); (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company; or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity.  The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement.

In order to optimize the effectiveness and independence of the Board, in February 2017, the Board established the position of Lead Independent Director, which currently is held by Jon Fosheim.  See “Committees of the Board and Board Leadership.”

Code of Ethics.  The Board has adopted a Code of Business Conduct and Ethics for the Company’s officers, directors and employees, which is available at the Company’s website, www.applehospitalityreit.com.  The purpose of the Code of Business Conduct and Ethics is to promote (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (c) compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.  Any waiver of the Code of Business Conduct and Ethics for the Company’s executive officers or Board may be made only by the Board or one of the Board’s committees. The Company anticipates that any waivers of the Code of Business Conduct and Ethics will be posted on the Company’s website.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that set forth the guidelines and principles for the conduct of the Board of Directors, which is available at the Company’s website, www.applehospitalityreit.com.  The Corporate Governance Guidelines reflect the Board of Directors’ commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with a goal of enhancing shareholder value over the long term.

Risk Oversight.  The Board believes that risk oversight is a key function of a Board of Directors.  It administers its oversight responsibilities through its Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.  All members of each of these committees are independent directors.  The entire Board is kept abreast of and involved in the Company’s risk oversight process.  It is through the approval of officers and compensation plans, and management updates on property performance, industry performance, financing strategy, acquisitions and dispositions strategy and capital improvements, that the Board has input to manage the Company’s various risks.  Additionally, through the Audit Committee, the Board reviews management’s and independent auditors’ reports on the Company’s internal controls and any associated potential risks of fraudulent activities. Through the Nominating and Corporate Governance Committee, the Board reviews the Company’s Corporate Governance Guidelines and related risks.  Through the Compensation Committee, the Board oversees risk related to compensation practices with the objective of balancing risk/rewards to overall business strategy.  Risk oversight is also one of the factors considered by the Board in establishing its leadership structure.  The Company has separated the roles of Chairman and Chief Executive Officer to create a leadership structure that the Board believes strikes the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis and also has a Lead Independent Director to optimize the effectiveness and independence of the Board.

Shareholder Communications.  Shareholders and other interested parties may send communications to the Board or to specified individual directors.  Any such communications should be directed to the attention of the Lead Independent Director at Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219.  The Lead Independent Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Share Ownership Guidelines.  The Board believes that equity ownership by directors and executive officers will align their interests with shareholders’ interests. To that end, the Company has adopted formal share ownership guidelines, included in the Company’s Corporate Governance Guidelines, applicable to all of its directors and executive officers. On an annual basis, the Company evaluates the ownership status of the directors and executive officers.  Directors and executive officers are required to own securities of the Company with a value equal to the following multiple of their annual base cash retainer (for directors) or their annual base salary (for executive officers):

Directors	2x
Chief Executive Officer	5x
Other executive officers	3x

New directors or executive officers are required to comply with the ownership requirements within two years of becoming a member of the Board or an executive officer.  All current directors and executive officers currently comply with the ownership guidelines.

The Nominating and Corporate Governance Committee may waive the stock ownership requirements in the event of financial hardship or other good cause.

Hedging and Pledging of Company Securities. The Company’s Insider Trading Policy prohibits directors and employees, including the executive officers, from engaging in the following transactions: (i) trading in call or put options involving the Company’s securities and other derivative securities; (ii) engaging in short sales of the Company’s securities; (iii) holding the Company’s securities in a margin account; and (iv) pledging more than 50% of the number of the Company’s securities held individually to secure margin or other loans.

Board Self-Evaluation. Pursuant to the Company’s Corporate Governance Guidelines and the charters of the Compensation, Audit and Nominating and Corporate Governance Committees of the Board of Directors, the Nominating and Corporate Governance Committee oversees the annual self-evaluation of the Board and each committee.  The self-evaluation requires each director to complete a detailed questionnaire soliciting input on matters such as board structure and composition, committee structure, board and committee meeting conduct, board support, education and board and committee performance.  The Nominating and Corporate Governance Committee reports the assessments to the Board, and if the Board determines that changes in its governance practices need to be made, management and the Nominating and Corporate Governance Committee will work with the Board to implement the necessary changes.

Consideration of Director Nominees

Director Qualifications. The Company believes the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests.  Each director also is expected to exhibit high standards of integrity, practical and mature business judgment, including the ability to make independent analytical inquiries, and be willing to devote sufficient time to carrying out their duties and responsibilities effectively.

The Board has determined that the Board of Directors as a whole must have the right mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company.  The Board believes it should be comprised of persons with skills in areas such as finance, real estate, banking, strategic planning, human resources, leadership of business organizations, and legal matters.  Although it does not have a diversity policy, the Board believes it is desirable for the Board to be composed of individuals who represent a mix of viewpoints, experiences and backgrounds.

 In addition to the targeted skill areas, the Board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to the Board, including:

·	Strategy—knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and markets;

·	Leadership—skills in coaching and working with senior executives and the ability to assist the Chief Executive Officer;

·	Organizational Issues—understanding of strategy implementation, change management processes, group effectiveness and organizational design;

·	Relationships—understanding how to interact with investors, accountants, attorneys, management companies, analysts, and communities in which the Company operates;

·	Functional—understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

·	Ethics—the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Nomination Procedures.  The Board has established a Nominating and Corporate Governance Committee that oversees the nomination process and recommends nominees to the Board.  As outlined above, in selecting a qualified nominee, the Board considers such factors as it deems appropriate, which may include the current composition of the Board; the range of talents of the nominee that would best complement those already represented on the Board; the extent to which the nominee would diversify the Board; the nominee’s standards of integrity, commitment and independence of thought and judgment; and the need for specialized expertise.  Applying these criteria, the Board considers candidates for Board membership suggested by its members, as well as management and shareholders.  Shareholders of record may nominate directors in accordance with the Company’s bylaws which require, among other items, notice sent to the Company’s Secretary not less than 60 days prior to a shareholder meeting that will include the election of Board members.  No nominations other than those proposed by the Nominating and Corporate Governance Committee were received for the Annual Meeting.

Committees of the Board and Board Leadership

Summary.  The Board of Directors has four standing committees, which are specified below.  The following table shows each committee’s function, membership and the number of meetings held during 2017:

Committee	Responsibilities	Members	Number of Meetings During 2017
Executive	Has all powers vested in the Board of Directors, except powers specifically withheld under the Company’s bylaws or by law.	Glade M. Knight* Glenn W. Bunting Justin G. Knight Bruce H. Matson Daryl A. Nickel	0

Audit	Responsibilities are outlined in its written charter that is available at the Company’s website, www.applehospitalityreit.com, and include oversight responsibility relating to the integrity of the Company’s consolidated financial statements and financial reporting processes. A report by the Audit Committee appears in a following section of this proxy statement.	L. Hugh Redd*^ Glenn W. Bunting Jon A. Fosheim^	5

Compensation	Responsibilities are outlined in its written charter that is available at the Company’s website, www.applehospitalityreit.com, and include administration of the Company’s compensation and incentive plans for the Company’s executive officers and oversight of the Company’s compensation practices.	Glenn W. Bunting* Daryl A. Nickel L. Hugh Redd	1

Nominating and Corporate Governance	Responsibilities are outlined in its written charter that is available at the Company’s website, www.applehospitalityreit.com, and include oversight of all aspects of the Company’s corporate governance, director compensation, and nominations process for the Board of Directors and its committees.	Bruce H. Matson* Jon A. Fosheim Daryl A. Nickel	5

* Indicates Committee Chair ^ Indicates Audit Committee Financial Expert

Ms. Blythe J. McGarvie was appointed to the Board in February 2018 by the vote of the remaining directors.  Ms. McGarvie does not currently serve on a committee of the Board, but is expected to be appointed to one or more committees in connection with the Annual Meeting, assuming she is re-elected to the Board at the Annual Meeting.

Board Leadership.  The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management.

The Board understands that there is no single generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent directors periodically consider the Board’s leadership structure. Currently, the roles of Chairman and Chief Executive Officer are held by different directors.  Mr. Glade M. Knight serves as Executive Chairman and Mr. Justin G. Knight serves as President and Chief Executive Officer. The Board believes that this structure provides the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis. The Executive Chairman of the Board presides at all meetings of the shareholders and of the Board as a whole. The Executive Chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in the bylaws or by the Board.

Additionally, the Board has a Lead Independent Director, Jon Fosheim.  The Lead Independent Director’s responsibilities include, among other things, presiding at meetings or executive sessions of the independent directors and non-employee directors, serving as a liaison to facilitate communications between the Chairman, the President and Chief Executive Officer and other members of the Board, without inhibiting direct communications between and among such persons, and serving as a liaison to shareholders who request direct communications and consultations with the Board.

Audit Committee Independence.  The Board of Directors has determined that each current member of the Audit Committee is “independent,” as defined in the listing standards of the NYSE.  To be considered independent, a member of the Audit Committee must not (other than in his or her capacity as a director or committee member, and subject to certain other limited exceptions) either (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary; or (b) be an affiliate of the Company or any subsidiary.  The Audit Committee has two members, Mr. Jon A. Fosheim and Mr. L. Hugh Redd, who are “financial experts” within the meaning of the regulations issued by the Securities and Exchange Commission.  The Company’s management believes that the combined experience and capabilities of the Audit Committee members are sufficient for the current and anticipated operations and needs of the Company.  In this regard, the Board has determined that each Audit Committee member is “financially literate” and that at least two members have “accounting or related financial management expertise,” as all such terms are defined by the rules of the NYSE.

Board Meetings, Attendance and Related Information.  The Board held a total of four meetings during 2017 (including regularly scheduled and special meetings).  It is the policy of the Company that directors should attend each annual meeting of shareholders.  All seven directors at the time of the meeting attended the 2017 annual meeting of shareholders.  The Company also expects directors to attend each regularly scheduled and special meeting of the Board, but recognizes that, from time to time, other commitments may preclude full attendance.  In 2017, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors that were held during the period in which he was a director, and (b) the total number of meetings held by all committees of the Board on which he served during the period in which he served.

Executive Sessions.  The independent members of the Board of Directors meet independent of management and the non-independent Directors in executive sessions on a regular basis, presided by the Lead Independent Director.

Compensation of Directors

The compensation of the directors is reviewed and approved annually by the Board of Directors.  During 2017, the directors of the Company were compensated as follows:

Reimbursements to Directors in 2017.  All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors and committee meetings and in conducting the business of the Company.

Compensation of Independent Directors. In 2017, the independent directors (classified by the Company as all directors other than Mr. Glade M. Knight and Mr. Justin G. Knight) received the following directors’ fees: (i) a $140,000 annual retainer, with $60,000 paid in cash and $80,000 paid in vested stock grants, paid in quarterly installments, and (ii) a $1,000 fee for each meeting of the Board of Directors or any committee of the Board of Directors in excess of eight meetings per year for each of the Board or applicable committee (measured from June 1 through May 31 of the following year).  Additionally, the Chair of the Audit Committee is entitled to receive an additional annual retainer fee of $7,000 (in addition to $1,000 per meeting for service on the Company’s Disclosure Committee) and the Chair of the Compensation Committee and the Nominating and Corporate Governance Committee are each entitled to receive an additional annual retainer fee of $5,000, each paid in cash in quarterly installments.

In January 2018, the Nominating and Corporate Governance Committee engaged FPL Associates L.P. (“FPL”) to evaluate the independent directors’ compensation.  Utilizing the same peer group as the report prepared for executive compensation discussed below under “Compensation Discussion and Analysis,” the independent directors’ 2017 compensation was in the 9th percentile of the peer group’s 2016 compensation.  After reviewing the report and considering FPL’s recommendations, the Nominating and Corporate Governance Committee recommended to the Board of Directors a change to the independent directors’ compensation to bring the compensation close to the median of the peer group.  The Nominating and Corporate Governance Committee believes the change was important to continue to attract and retain superior board members.  Upon review and discussion of the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors approved the following independent director compensation effective in February 2018: (i) an annual retainer of $165,000 ($100,000 paid in vested stock grants and $65,000 paid in cash) paid in quarterly installments, (ii) an annual retainer for the Chair of the Audit Committee of $15,000 (in addition to fees for service on the Company’s Disclosure Committee) paid in cash in quarterly installments, and (iii) an annual retainer for the Chair of the Compensation Committee, the Chair of the Nominating and Corporate Governance Committee and the Lead Independent Director of $10,000, each paid in cash in quarterly installments.  There will no longer be fees paid for meetings of the Board of Directors or any committee of the Board of Directors in excess of eight meetings per year.

Non-Independent Directors in 2017.  Mr. Glade M. Knight and Mr. Justin G. Knight received no compensation from the Company for their services as a director.

Director Summary Compensation

Director	Year	Fees Earned or Paid in Cash	Share Awards(1)	Total
Glenn W. Bunting	2017	$65,000	$80,008	$145,008
Jon A. Fosheim	2017	60,000	80,008	140,008
Glade M. Knight	2017	—	—	—
Justin G. Knight	2017	—	—	—
Bruce H. Matson	2017	65,000	80,008	145,008
Blythe J. McGarvie (2)	2017	—	—	—
Daryl A. Nickel	2017	60,000	80,008	140,008
L. Hugh Redd	2017	71,000	80,008	151,008

(1)
The amounts in this column reflect the grant date fair value determined in accordance with FASB ASC Topic 718.  Each director that was a member of the Board of Directors in 2017, except Mr. Glade M. Knight and Mr. Justin G. Knight, received 4,214 fully vested Common Shares.  No share options were granted in 2017.

(2)	Ms. Blythe J. McGarvie was appointed to the Board in February 2018 and therefore did not receive any compensation for service in 2017.

Outstanding Stock Option Awards

In 2008, the Company adopted the Apple Nine, Inc. 2008 Non-Employee Directors Stock Option Plan (the “Directors’ Plan”).  The Directors’ Plan provided for automatic grants of options to acquire Common Shares.  The Directors’ Plan applied to directors of the Company who were not employees or executive officers of the Company.  In May 2015, the Directors’ Plan was terminated effective upon the listing of the Company’s Common Shares on the NYSE (the “Listing”).  No further grants can be made under the Directors’ Plan, provided however, the termination did not affect any outstanding director option awards previously issued under the Directors’ Plan.  Following the termination of the Directors’ Plan, all awards to directors are made under the Apple Hospitality REIT, Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”).

Since adoption of the Directors’ Plan, none of the current directors have exercised any of their options to acquire Common Shares.  See “Ownership of Certain Beneficial Owners and Management” for the number of outstanding options that were granted to certain directors under the Directors’ Plan, which are all fully vested, as of the Record Date.  There were no other outstanding awards granted to directors as of the Record Date.

Executive Officers

Each executive officer is appointed annually by the Board of Directors at its meeting prior to the annual meeting of shareholders.  The following table sets forth biographical information regarding the Company’s executive officers who held positions during 2017, other than Glade M. Knight, Executive Chairman, and Justin G. Knight, President and Chief Executive Officer, whose information is provided above in the section titled “Proposals to be Voted Upon—Proposal 1. Election of Directors”:

Name and Title	Business Experience (1)

David P. Buckley Executive Vice President and Chief Legal Officer Age: 50
Mr. Buckley has served as Executive Vice President, Chief Legal Officer and Secretary for the Company since its inception. In addition, Mr. Buckley held various senior management positions with the former Apple REIT Companies (as described in Note 1 below) (from 2005 for Apple Two, Apple Five and Apple Six and from inception for Apple Seven, Apple Eight and Apple Ten) until the companies were sold to a third party or merged with the Company. Prior to his service with these companies, from 1999 to 2005, Mr. Buckley served as an Associate, specializing in commercial real estate, with McGuireWoods, a full-service law firm headquartered in Richmond, Virginia. Mr. Buckley holds a Juris Doctor degree, Cum Laude, from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia, and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts. Mr. Buckley is a member of the Virginia State Bar and the Richmond Bar Association.

Kristian M. Gathright Executive Vice President and Chief Operating Officer Age: 45
Mrs. Gathright has served as Executive Vice President and Chief Operating Officer for the Company since its inception. In addition, Mrs. Gathright held various senior management positions with the former Apple REIT Companies (as described in Note 1 below) from inception until the companies were sold to a third party or merged with the Company. Prior to her service with these companies, Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, Inc., a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1996 to 1998, she was an Asset Manager and Regional Controller of the Northern

Name and Title	Business Experience (1)

Region Operations for United Dominion Realty Trust, Inc., a REIT. From 1994 to 1996, she served as a Senior Staff Accountant at Ernst & Young LLP. Mrs. Gathright serves on the Consumer Innovation Forum of the American Hotel and Lodging Association, on the Marriott and Hilton Distribution Councils, and as President of the Courtyard Franchise Advisory Council. Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at the University of Virginia, Charlottesville, Virginia. Mrs. Gathright passed the Virginia CPA Exam in 1994.

Nelson G. Knight Executive Vice President and Chief Investment Officer Age: 36
Mr. Knight has served as Executive Vice President and Chief Investment Officer for the Company since May 2014. Prior to his current position, Mr. Knight held various senior management positions with the Company and the former Apple REIT Companies (as described in Note 1 below) until the companies were sold to a third party or merged with the Company. Mr. Knight joined the Apple REIT Companies in 2005.  Mr. Knight serves on the Home2 Suites Owner Advisory Committee, the TownePlace Suites Franchise Advisory Council, as an advisory member of the Hunter Hotels Investment Conference and chairs the TownePlace Suites System Marketing Committee. Mr. Knight also serves on the National Advisory Council for Southern Virginia University in Buena Vista, Virginia. Mr. Knight holds a Master of Business Administration from Texas Christian University, as well as a Bachelor of Arts degree, Cum Laude, in History with a minor in Business from Southern Virginia University in Buena Vista, Virginia.

Nelson G. Knight is the son of Glade M. Knight, the Company’s Executive Chairman, and the brother of Justin G. Knight, the Company’s President and Chief Executive Officer.

Bryan F. Peery Executive Vice President and Chief Financial Officer Age: 53
Mr. Peery has served as Executive Vice President and Chief Financial Officer for the Company since its inception. In addition, Mr. Peery held various senior management positions with the former Apple REIT Companies (as described in Note 1 below) (from 2003 for Apple Two and Apple Five and from inception for Apple Six, Apple Seven, Apple Eight and Apple Ten) until the companies were sold to a third party or merged with the Company. Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998) of This End Up Furniture Company. Mr. Peery was with Owens & Minor, Inc., a medical and surgical supplies distributor, from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting. Mr. Peery’s experience also includes five years of service with KPMG LLP. Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia. Mr. Peery is a Certified Public Accountant. On February 12, 2014, Mr. Peery, Apple Seven, Apple Eight, Apple Nine and their related advisory companies entered into settlement agreements with the SEC. Along with Apple Seven, Apple Eight, Apple Nine and their advisory companies, and without admitting or denying the SEC’s allegations, Mr. Peery consented to the entry of an administrative order, under which Mr. Peery and the noted companies each agreed to cease and desist from committing or causing any violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), 14(a), and 16(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, 13a-14, 14a-9, and 16a-3 thereunder.

(1)       Below are the “former Apple REIT Companies” that were sold to a third party or merged with the Company.  All of the Apple REIT Companies, founded by Glade M. Knight, were REITs focused on the ownership of Marriott and/or Hilton branded select-service hotels.

Company	Formation Date	Sale/Merger Description
Apple Suites	1999	Merged with Apple Hospitality Two, Inc. in January 2003
Apple Two	2001	Sold to an affiliate of ING Clarion in May 2007
Apple Five	2002	Sold to Inland American Real Estate Trust, Inc. in October 2007
Apple Six	2004	Sold to an affiliate of Blackstone Real Estate Partners VII in May 2013
Apple Seven	2005	Merged with the Company in March 2014
Apple Eight	2007	Merged with the Company in March 2014
Apple Nine	2007	Original name of the Company. Name changed to Apple Hospitality REIT, Inc. in March 2014
Apple Ten	2010	Merged with the Company in September 2016

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of three directors.  All three directors are independent directors as defined under “Committees of the Board and Board Leadership—Audit Committee Independence.”  The Audit Committee operates under a written charter that was adopted by the Board of Directors and is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission.  The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  In fulfilling its oversight duties, the Audit Committee reviewed and discussed the audited financial statements for fiscal year 2017 with management and the Company’s independent auditors, Ernst & Young LLP, including the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.  The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting.  Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and the notes thereto in accordance with generally accepted auditing standards.

The Audit Committee also has discussed with the independent auditors the matters required to be discussed pursuant to PCAOB Auditing Standard No. AU 380, “Communication with Audit Committees.”  Additionally, the Audit Committee has received the written disclosures and letter from the independent auditors required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with the independent auditors, the independent auditors’ independence.

Based on the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Current Members of the Audit Committee:
L. Hugh Redd, Chair
Glenn W. Bunting Jon A. Fosheim

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Certain Relationships and Agreements

The Company has, and is expected to continue to engage in, transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (including the relationships discussed in this section) and are required to approve any significant modifications to the existing relationships, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

Glade M. Knight, Executive Chairman of the Company, owns Apple Realty Group, Inc. (“ARG”), which receives support services from the Company and reimburses the Company for these costs as discussed below.  Mr. Knight is also currently a partner and Chief Executive Officer of Energy 11 GP, LLC and Energy Resources 12 GP, LLC, which are the respective general partners of Energy 11, L.P. and Energy Resources 12, L.P., each of which receive support services from ARG.

Cost Sharing with Related Entities

The Company provides support services, including the use of the Company’s employees and corporate office, to ARG and is reimbursed by ARG for these costs.  The amounts reimbursed to the Company are based on the actual costs of the services and a good faith estimate of the proportionate amount of time incurred by the Company’s employees on behalf of ARG.  Total reimbursed costs received by the Company from ARG for 2017 totaled approximately $0.7 million.

As part of the cost sharing arrangement, certain day-to-day transactions may result in amounts due to or from the Company and ARG.  To efficiently manage cash disbursements, the Company or ARG may make payments for the other company.  Under this cash management process, each company may advance or defer up to $1 million at any time.  Each quarter, any outstanding amounts are settled between the companies.  This process allows each company to minimize its cash on hand and reduces the cost for each company.  The amounts outstanding at any point in time are not significant to either of the companies.  As of December 31, 2017, total amounts due from ARG for reimbursements under the cost sharing structure totaled approximately $0.3 million.

The Company, through its wholly-owned subsidiary, Apple Air Holding, LLC (“Apple Air”), owns a Learjet used primarily for acquisition, asset management, renovation and public relations purposes.  The aircraft is also leased to affiliates of the Company based on third party rates, which was not significant during 2017.  The Company also utilizes aircraft, owned through two entities, one of which is owned by the Company’s Executive Chairman, and the other, by its President and Chief Executive Officer, for acquisition, asset management, renovation and public relations purposes, and reimburses these entities at third party rates.  Total costs incurred for the use of these aircraft during 2017 were approximately $0.1 million.

Compensation Discussion and Analysis

Advisory Vote on Executive Compensation

The Company provides its shareholders annually with the opportunity to cast an advisory vote on executive compensation, and in 2017 approximately 97% of the shares voted were in support of the 2016 compensation of the executive officers. The Compensation Committee viewed this advisory vote as an expression by the shareholders of their general satisfaction with the Company’s executive compensation program.  Consistent with the advisory vote of the shareholders at the 2017 annual meeting of shareholders, the Company will hold advisory votes on executive compensation annually until the next say-on-frequency vote is conducted, which will be no later than 2023.

Executive Compensation Summary

This Compensation Discussion and Analysis describes the Company’s executive compensation arrangements for the Company’s named executive officers for 2017 and explains the structure and rationale associated with each material element of the 2017 compensation arrangements.  The named executive officers for 2017 are as follows:

Glade M. Knight	Executive Chairman
Justin G. Knight	President and Chief Executive Officer
Bryan F. Peery	Executive Vice President and Chief Financial Officer
Kristian M. Gathright	Executive Vice President and Chief Operating Officer
David P. Buckley	Executive Vice President, Chief Legal Officer and Secretary
Nelson G. Knight	Executive Vice President and Chief Investment Officer

The Company believes that a significant portion of each named executive officer’s total compensation should be incentive-based to best align their interest with those of its shareholders.  As a result, for 2017, the average target compensation for the named executive officers had the following incentive/base compensation mix:

The incentive compensation was 100% objective and was based on three key operational metrics and four shareholder return metrics.  To further align interests with its shareholders, 75% of the target incentive compensation was paid in Common Shares of the Company, of which one-third is restricted and subject to a one-year vesting period.

Shareholder Return

Since listing its shares on the NYSE on May 18, 2015, the Company has delivered strong cumulative total shareholder returns as compared to its peer group (consisting of Ashford Hospitality Trust, Inc., Chatham Lodging Trust, Hersha Hospitality Trust, RLJ Lodging Trust and Summit Hotel Properties, Inc.) and key indices, as shown below.  The graph below assumes the reinvestment of dividends for the period from May 18, 2015, the date of the Listing, to December 31, 2017, for the two year period ended December 31, 2017, or for the full year of 2017, as applicable.  The SNL US REIT Hotel Index is comprised of publicly traded REITs which focus on investments in hotel properties.

General Philosophy and Objectives

The Company’s executive compensation philosophy continues to focus on attracting, motivating and retaining a superior management team that can maximize shareholder value.  The compensation arrangements are designed to reward performance relative to financial and other metrics that the Company believes are key metrics that will enhance shareholder value and to reward executive officers for performance at levels that the Compensation Committee believes to be competitive with other public hospitality REITs.  The compensation arrangements consist of both base salary and annual incentive compensation which is intended to incentivize executive officers to manage the Company in a prudent manner without encouraging unnecessary risk-taking.  In establishing the compensation arrangements, the Compensation Committee believes the best way to maintain the alliance of management and shareholder objectives is to have a larger variable component tied to key metrics.  The incentive goals in the annual incentive compensation program are set at competitive levels which require stretch performance but are believed to be achievable.  As a result, approximately 80% of target compensation of the named executive officers is variable.  The Compensation Committee also reviews and considers the management team’s overall compensation.  The Company has not adopted a formal policy or guideline for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Role of the Compensation Committee

Pursuant to the Compensation Committee’s charter, the Compensation Committee assists the Board of Directors in discharging the Board of Directors’ responsibilities relating to compensation of the Company’s officers. The Compensation Committee’s duties and responsibilities include, among other things, the following:

·
annually review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, and after evaluating performance in light of those goals and objectives, approve compensation of the Chief Executive Officer;

·
annually review corporate goals and objectives relevant to the compensation of the executive management officers of the Company, and after evaluating performance in light of those goals and objectives, approve compensation of the executive management officers, other than the Chief Executive Officer; and

·	review and make periodic recommendations to the Board of Directors with respect to the general compensation, benefits and perquisites policies and practices of the Company.

The Compensation Committee’s charter permits it to delegate its functions to one or more subcommittees as permitted by law.

The Company’s current executive compensation structure was initially developed in 2014 by the Compensation Committee and has been reviewed and modified (as necessary) by the Compensation Committee each year thereafter.  In reviewing the compensation structure, the Compensation Committee evaluated data regarding executive compensation paid by and executive compensation plans of other public hospitality REITs and other peer group information provided by FPL in 2016.  The Compensation Committee utilizes FPL’s recommendations in conjunction with market data to determine annual executive compensation.  Compensation for 2017 for each named executive officer was approved by the Compensation Committee after consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their positions, the anticipated difficulty to replace the individual, and total compensation paid to each named executive officer in prior years.

Role of the Chief Executive Officer

In connection with determining compensation of executive officers other than the Chief Executive Officer, the Compensation Committee may seek input from the Company’s Chief Executive Officer.  Any recommendations given by the Chief Executive Officer will be based upon the Chief Executive Officer’s assessment of the Company’s overall performance, each executive officer’s individual performance and employee retention considerations.  The Compensation Committee reviews the Chief Executive Officer’s recommendations, and in its sole discretion determines all executive officer compensation.  The Chief Executive Officer will not provide any recommendations to the Compensation Committee regarding his or her own compensation.

Compensation Consultant

The Compensation Committee periodically consults with FPL as its independent executive compensation consultant regarding compensation arrangements, most recently in 2016.  The Compensation Committee’s charter authorizes the Compensation Committee to retain or obtain the advice of a compensation consultant to advise it in the evaluation of executive officer compensation. In connection with developing the executive compensation structure and making executive compensation decisions, the Compensation Committee relied upon FPL to:

·	advise the Compensation Committee on the principal aspects of the executive compensation program;
·	assist in the selection of a group of peer companies (based on, among other things, industry, size and asset type);
·	provide information on compensation paid by peer companies to their executive officers; and
·	advise on appropriate levels of compensation.

Peer Group Information

In connection with its comprehensive review of the executive compensation arrangements for all of the Company’s executive officers, the Compensation Committee relied upon FPL to provide, among other things, compensation information and data regarding executive officers in the Company’s peer group, as listed below.  The peer group compensation information and data was one factor the Compensation Committee considered in establishing the Company’s executive compensation arrangements for 2017.  The peer group consisted of the following 10 public company REITs in the hospitality industry and three public company REITs with similar market capitalization to the Company and with an overall median market capitalization of approximately $2.6 billion at the time of the 2016 report (the Company’s market capitalization at the time of the report was $4.4 billion):

DiamondRock Hospitality Company	EPR Properties
FelCor Lodging Trust Incorporated(1)	Gramercy Property Trust, Inc.
Hersha Hospitality Trust	Host Hotels and Resorts, Inc.
LaSalle Hotel Properties	Lexington Realty Trust
Pebblebrook Hotel Trust	RLJ Lodging Trust(1)
Summit Hotel Properties, Inc.	Sunstone Hotel Investors, Inc.
Xenia Hotel & Resorts, Inc.

(1) FelCor Lodging Trust Incorporated merged with RLJ Lodging Trust in 2017.

The Company believes the peer group represents companies with which the Company competes for talent and business.  The Compensation Committee used data from this peer group to provide the Compensation Committee with a context in which to make base salary determinations and decisions regarding appropriate payout levels for incentive compensation.

Elements of Executive Compensation

The Company’s executive compensation arrangements consist of base salary and incentive compensation.

Annual Base Salary

Annual base salary is a fixed level of compensation that reflects each named executive officer’s position and individual performance and comprises, on average, approximately 20% of each named executive officer’s target compensation.  Base salary is designed to serve as a retention tool throughout the executive’s career.  In determining base salaries, the Compensation Committee considered the salary information and data obtained for the executive officers in the peer group of companies identified above, each executive officer’s role and responsibility, unique skills, future potential with the Company, and internal pay equity considerations.  After evaluating these factors, the Compensation Committee approved the following annual base salary of each named executive officer for 2017, which has not changed since 2014.  For 2018, the Compensation Committee has approved a 5% increase to the annual base salary for each named executive officer.

	2016 Annual Base Salary	2017 Annual Base Salary
Glade M. Knight	$350,000	$350,000
Justin G. Knight	500,000	500,000
Bryan F. Peery	472,500	472,500
Kristian M. Gathright	472,500	472,500
David P. Buckley	446,250	446,250
Nelson G. Knight	315,000	315,000

Incentive Compensation

The named executive officers are eligible to earn variable incentive compensation awards designed to reward the achievement of annual operational/financial performance measures and annual/multi-year total shareholder return measures.  For 2017, the Compensation Committee established target annual incentive award opportunities for each named executive officer, consisting of an annual cash bonus award and an equity compensation award opportunity, following an analysis of market information and data for executive officers in the peer group of companies identified above, each executive officer’s role and responsibility, unique skills, future potential with the Company, and internal pay equity considerations.  The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability to exercise its judgment and discretion to adjust an incentive compensation award.

For 2017, approximately 75% of the target incentive compensation of the named executive officers was intended to be provided through equity awards and the remainder as an annual cash bonus, with one-third of the target equity award being restricted and subject to a one-year vesting period.  Equity awards earned upon the achievement of the performance goals consist of (i) for the shareholder return metrics discussed below, one-half of the total award in restricted Common Shares that vest on the second Friday of December in the year issued, i.e., December 14, 2018, and the remaining one-half in fully vested Common Shares and (ii) for the operating metrics discussed below, one-half of the total award in fully vested Common Shares.

2017 Incentive Compensation Award Opportunity and Actual Award Earned

In 2017, each named executive officer was eligible to receive incentive compensation awards to be determined pursuant to a weighted average formula based on the achievement of certain performance measures.  The amounts actually payable to the named executive officer were to be determined based upon whether the Company’s performance met certain “threshold,” “target” or “maximum” levels for each of the performance measures.  With respect to each performance measure, results below the threshold level result in a payment of 0% of the target value, results between the threshold and the target levels result in a payment of 50% to 100% of the target value, results between the target and the maximum levels result in a payment of 100% to 175% of the target value, and results above the maximum level result in a payment of 175% of the target value.

At the time that they are set, the incentive goals that the Compensation Committee establishes are substantially uncertain to be achieved. The “threshold” level can be characterized as “stretch but attainable,” meaning that, although attainment is uncertain, based on historical performance, it can reasonably be anticipated that threshold performance may be achieved.  The “target” and “maximum” levels represent increasingly challenging and aggressive levels of performance.

The Company’s 2017 actual results as compared to its established goals are summarized in the table below under “Performance Measures.”  The Compensation Committee did not make any adjustments to the incentive compensation payable to the named executive officers based on the achievement of the various performance goals.  The incentive compensation awards for 2017 were approximately 85% of target incentive compensation and were as follows:

	2017 Target Cash Incentive Compensation Award Opportunity	2017 Target Equity Incentive Compensation Award Opportunity	2017 Target Total Incentive Compensation Award Opportunity	2017 Actual Cash Incentive Compensation Award	2017 Actual Equity Incentive Compensation Award	2017 Actual Total Incentive Compensation Award
Glade M. Knight	$175,000	$525,000	$700,000	$139,457	$452,925	$592,382
Justin G. Knight	875,000	2,625,000	3,500,000	697,287	2,264,631	2,961,918
Bryan F. Peery	413,438	1,240,312	1,653,750	329,468	1,070,038	1,399,506
Kristian M. Gathright	413,438	1,240,312	1,653,750	329,468	1,070,038	1,399,506
David P. Buckley	390,469	1,171,406	1,561,875	311,164	1,010,590	1,321,754
Nelson G. Knight	275,625	826,875	1,102,500	219,645	713,357	933,002

These incentive compensation awards were determined by the Compensation Committee in February 2018, and the cash was paid and the equity grants were issued in March 2018, with approximately one-third of the equity grants subject to vesting on December 14, 2018 and two-thirds in fully vested Common Shares.

Realized Pay

The tables below, which supplement the Executive Compensation—Summary Compensation Table, shows the value of the 2017 and 2016 compensation earned by each named executive officer under the compensation program.

2017 Realized Pay Table (1)

	Salary	Share Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	2017 Total Compensation Realized
Glade M. Knight	$350,000	$452,925	$139,457	$46,544	$988,926
Justin G. Knight	500,000	2,264,631	697,287	175,194	3,637,112
Bryan F. Peery	472,500	1,070,038	329,468	102,093	1,974,099
Kristian M. Gathright	472,500	1,070,038	329,468	102,093	1,974,099
David P. Buckley	446,250	1,010,590	311,164	98,134	1,866,138
Nelson G. Knight	315,000	713,357	219,645	80,213	1,328,215

(1) Amounts shown for Salary, Non-Equity Incentive Plan Compensation and All Other Compensation equal the amounts reported in the Summary Compensation Table.
(2) Amounts shown represent the value of the annual share awards earned for the 2017 performance year.

2016 Realized Pay Table (1)

	Salary	Share Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	2016 Total Compensation Realized
Glade M. Knight	$350,000	$159,005	$50,505	$33,148	$592,658
Justin G. Knight	500,000	795,025	252,525	88,426	1,635,976
Bryan F. Peery	472,500	375,649	119,318	58,507	1,025,974
Kristian M. Gathright	472,500	375,649	119,318	63,239	1,030,706
David P. Buckley	446,250	354,780	112,689	57,253	970,972
Nelson G. Knight	315,000	250,433	79,545	50,694	695,672

(1) Amounts shown for Salary, Non-Equity Incentive Plan Compensation and All Other Compensation equal the amounts reported in the Summary Compensation Table.
(2) Amounts shown represent the value of the annual share awards earned for the 2016 performance year.

The Realized Pay Tables differ from the Summary Compensation Table in that the 2017 and 2016 Realized Pay Tables show the actual value of the compensation earned based on the achievement of the performance metrics for 2017 and 2016, while the Summary Compensation Table reflects the estimated grant date fair value of such Common Shares that were to be issued subject to achievement of the performance conditions as determined in accordance with FASB ASC Topic 718.  For a detailed description of the grant date fair value of the share awards, see Note 1 to the Executive Compensation—Summary Compensation Table.  These tables are not a substitute for the Executive Compensation—Summary Compensation Table and are intended to provide additional information that the Company believes is useful in facilitating an understanding of the 2017 and 2016 compensation amounts earned by its named executive officers.

Performance Measures

The Compensation Committee adopted performance goals for the 2017 incentive compensation awards following a review of the Company’s business plan and budget for the year.  The Compensation Committee determined that the performance measures for 2017 should be based on objective goals, and the Compensation Committee did not set separate performance goals for individual executive officers.  The incentive compensation awards for 2017 were based on the following operational and shareholder return performance goals:

	Annual Incentive Compensation Award Weighting	Established Goals for 2017			2017 Actual Results	2017 Actual Payout
		Threshold	Target	Maximum

Operational Performance Metrics
Adjusted Hotel EBITDA margin growth	16.7%	-90 bps	-40 bps	+10 bps	-80 bps	10.2%
Modified FFO per share	16.7%	$1.70	$1.78	$1.86	$1.74	12.5%
Comparable Hotels RevPAR growth	16.7%	0.0%	1.5%	3.0%	1.6%	17.2%

Shareholder Return Metrics
Total shareholder one-year return	12.5%	0.0%	5.0%	10.0%	4.3%	11.6%
Total shareholder two-year return	12.5%	4.0%	8.0%	12.0%	10.6%	18.6%
Total shareholder one-year return relative to peer group	12.5%	0.0%	+5.0%	+10.0%	6.1%	14.6%
Total shareholder two-year return relative to peer group	12.5%	0.0%	+5.0%	+10.0%	-6.8%	0.0%

The Compensation Committee believes that each of these metrics are key measurements of the Company’s operational, financial and shareholder return performance.  The following summarizes how the Company measures each metric:

·
Adjusted Hotel EBITDA margin growth – The year-over-year change in the Company’s adjusted earnings before interest, income taxes, depreciation and amortization, further adjusted to exclude actual corporate-level general and administrative expense as a percent of total revenue.  For this goal, the Company calculates Adjusted Hotel EBITDA margin as (a) net income excluding (i) interest, income taxes and depreciation and amortization, (ii) transaction and litigation costs (reimbursements), gains or losses from sales of real estate and the loss on impairment of depreciable real estate assets as these do not represent ongoing operations, (iii) non-cash straight-line ground lease expense as this expense does not reflect the underlying performance of the related hotels and (iv) actual corporate-level general and administrative expense, divided by (b) total revenues.

·
Modified FFO per share – The Company used Modified FFO as defined in its Annual Report on Form 10-K for the year ended December 31, 2017, divided by the Company’s weighted average common shares outstanding for the year ended December 31, 2017.

·
Comparable Hotels RevPAR growth – The Company used Comparable Hotels revenue per available room, as defined in its Annual Report on Form 10-K for the year ended December 31, 2017, compared to the year ended December 31, 2016.

·
Total shareholder return – The Company used shareholder returns over a one-year period (measured from January 1, 2017 to December 31, 2017) and a two-year period (measured from January 1, 2016 to December 31, 2017), measuring the benefit to shareholders of holding the Company’s Common Shares over a period of time.  Shareholder return includes the change in the share price as well as the payment of distributions during the periods noted.

·
Shareholder return relative to a peer group – The Company used relative shareholder returns compared to the Company’s peers over a one-year period (measured from January 1, 2017 to December 31, 2017) and a two-year period (measured from January 1, 2016 to December 31, 2017), measuring the benefit to shareholders of holding the Company’s Common Shares relative to that of its peer companies.  For this performance goal, the Company’s peer group consisted of Ashford Hospitality Trust, Inc., Chatham Lodging Trust, Hersha Hospitality Trust, RLJ Lodging Trust and Summit Hotel Properties, Inc.

Perquisites and Other Benefits

The named executive officers participate in other benefits plans on the same terms as other employees.  These plans include medical insurance, dental insurance, life insurance, disability insurance and a 401(k) plan.  Under the 401(k) plan, employees are eligible to defer a portion of their salary and the Company, at its discretion, may make a matching contribution.  In 2017, the Company made a matching contribution of up to $10,800 of each participant’s annual salary, determined by the individual’s contribution and as restricted by statutory limits.  As noted in the Summary Compensation Table below, the Company provided limited perquisites to its named executive officers in 2017, which included parking benefits.  The emphasis in the compensation program for named executive officers is on the pay-for-performance elements.

In addition, the named executive officers are also entitled to receive accrued dividends on the share incentive compensation awards, which are payable in cash upon vesting.  Such amounts are included under the column, “All Other Compensation,” in the Summary Compensation Table.

Ownership Requirements

The Board of Directors adopted share ownership guidelines that require executive officers to maintain a minimum share ownership in the Company.  See “Corporate Governance, Risk Oversight and Procedures for Shareholder Communications—Share Ownership Guidelines.”

Limits on Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), prohibits publicly held corporations from taking a tax deduction for annual compensation in excess of $1 million paid to any of the corporation’s “covered employees.”  Prior to the enactment of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “Act”), a publicly held corporation’s covered employees included its chief executive officer and three other most highly compensated executive officers (other than the chief financial officer), and certain “performance-based compensation” was excluded from the $1 million cap.  The Act made certain changes to Section 162(m), effective for taxable years beginning after December 31, 2017.  These changes include, among others, expanding the definition of “covered employees” to include the chief financial officer and repealing the performance-based compensation exception to the $1 million cap, subject to a transition rule for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect on or after that date.

Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to U.S. federal income taxes other than through its taxable REIT subsidiaries, if compensation did not qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income.  Based on the Company’s current taxable income and distributions, the Company does not believe that it will be required to increase its rate of distributions in order to maintain its status as a REIT (or to avoid paying corporate or excise taxes at the entity level) if the Company’s payment of compensation fails to satisfy the requirements of Section 162(m).  However, in that case, a larger portion of shareholder distributions that would otherwise have been treated as a return of capital will be subject to U.S. federal income tax as dividend income.  In the future, if the Company makes compensation payments subject to Section 162(m) limitations on deductibility, the Company may be required to make additional distributions to shareholders to comply with REIT distribution requirements and eliminate U.S. federal income tax liability at the entity level. Any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to U.S. federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company is mindful of the limits on deductibility imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

2018 Incentive Compensation

In February 2018, the Compensation Committee established the performance metrics for the incentive compensation of the named executive officers for 2018.  The incentive compensation structure for 2018 is substantially the same as the structure of 2017 described above, consisting of an annual cash incentive award opportunity and an additional share award opportunity, both of which are based on similar operational performance metrics used for the 2017 incentive compensation—Adjusted Hotel EBITDA margin growth, Modified FFO per share, and Comparable Hotels RevPAR growth—and shareholder return metrics—shareholder return relative to a peer group and total shareholder return, except that shareholder return metrics will include three measurement periods instead of two: returns over one-year, two-year and three-year periods.  The operational performance metrics will be equally weighted and will account for 50% of the total target incentive compensation.  The shareholder return metrics will be equally weighted and account for 50% of the total target incentive compensation.  It is the Compensation Committee’s intention, on a going forward basis, to pay approximately 75% of the annual incentive awards, if any, in equity under the 2014 Omnibus Incentive Plan and to have approximately 80% of each named executive officer’s total target compensation be incentive compensation.

Special Note Regarding Non-GAAP Financial Measures

This Compensation Discussion and Analysis contains certain non-GAAP financial measures which are described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures.”

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Current Members of the Compensation Committee:
Glenn W. Bunting, Chair
Daryl A. Nickel
L. Hugh Redd

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Glenn W. Bunting, Daryl A. Nickel and L. Hugh Redd.  No member of the Compensation Committee is or has ever been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  No executive officer serves or has served as a member of a compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee and no executive officer serves or has served as a director of another entity, one of whose executive officers serves on the Compensation Committee.  Accordingly, during 2017 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Executive Compensation

The following table sets forth certain compensation information for each of the Company’s named executive officers for 2017.

Summary Compensation Table

The Summary Compensation Table reflects compensation under the executive compensation arrangements discussed above under “Compensation Discussion and Analysis.”

Name	Principal Position	Year	Salary	Share Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Glade M. Knight	Executive Chairman	2017	$350,000	$447,160	$139,457	$46,544	$983,161
		2016	350,000	438,253	50,505	33,148	871,906
		2015	350,000	358,750	380,194	42,440	1,131,384

Justin G. Knight	President and	2017	500,000	2,235,800	697,287	175,194	3,608,281
	Chief Executive Officer	2016	500,000	2,191,267	252,525	88,426	3,032,218
		2015	500,000	2,070,500	912,466	173,756	3,656,722

Bryan F. Peery	Executive Vice President	2017	472,500	1,056,415	329,468	102,093	1,960,476
	Chief Financial Officer	2016	472,500	1,035,374	119,318	58,507	1,685,699
		2015	472,500	968,625	513,262	99,688	2,054,075

Kristian M. Gathright	Executive Vice President	2017	472,500	1,056,415	329,468	102,093	1,960,476
	Chief Operating Officer	2016	472,500	1,035,374	119,318	63,239	1,690,431
		2015	472,500	968,625	513,262	99,688	2,054,075

David P. Buckley	Executive Vice President	2017	446,250	997,726	311,164	98,134	1,853,274
	Chief Legal Officer	2016	446,250	977,853	112,689	57,253	1,594,045
		2015	446,250	914,812	484,748	96,071	1,941,881

Nelson G. Knight	Executive Vice President	2017	315,000	704,277	219,645	80,213	1,319,135
	Chief Investment Officer	2016	315,000	690,249	79,545	50,694	1,135,488
		2015	315,000	645,750	342,174	77,805	1,380,729

(1)   The amounts in this column reflect the estimated grant date fair value of the Common Shares to be issued subject to achievement of performance conditions as determined in accordance with FASB ASC Topic 718.  As discussed above under “Compensation Discussion and Analysis—Elements of Executive Compensation—2017 Incentive Compensation Award Opportunity and Actual Award Earned” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures,” each named executive officer participated in an incentive plan which included three Company performance-based metrics for all years, four market-based metrics for 2017 and two market-based metrics for 2016 and 2015.  The table below summarizes the estimated fair value of the share incentive awards as of February 16, 2017, February 11, 2016 and March 2, 2015, the dates the Compensation Committee approved the plans for the performance-based incentives, and February 16, 2017, February 11, 2016 and July 7, 2015, which were the dates at which the market-based incentives were approved for 2017, 2016 and 2015, respectively.  The market-based metric approved by the Compensation Committee for 2015 was subject to the Company’s Listing and completion of its tender offer, which closed on June 24, 2015.  To estimate the fair value of the market-based awards, the Company used a Monte Carlo simulation to estimate the probability of the Company’s relative return to the peer group for the applicable year as of February 16, 2017, February 11, 2016 and July 7, 2015, the effective dates of the incentive.  For the Company performance-based incentives, the Company used the target as the probable incentive to be earned.  See “Grants of Plan-Based Awards” below for the maximum value as of the grant date of the equity incentive plan awards for 2017 assuming the highest market and performance conditions were met.

Name	Year	Market-Based Incentive	Company Performance- Based Incentive	Total Share Awards
Glade M. Knight	2017	$272,160	$175,000	$447,160
	2016	263,253	175,000	438,253
	2015	96,250	262,500	358,750
Justin G. Knight	2017	1,360,800	875,000	2,235,800
	2016	1,316,267	875,000	2,191,267
	2015	555,500	1,515,000	2,070,500
Bryan F. Peery	2017	642,977	413,438	1,056,415
	2016	621,936	413,438	1,035,374
	2015	259,875	708,750	968,625
Kristian M. Gathright	2017	642,977	413,438	1,056,415
	2016	621,936	413,438	1,035,374
	2015	259,875	708,750	968,625
David P. Buckley	2017	607,257	390,469	997,726
	2016	587,384	390,469	977,853
	2015	245,437	669,375	914,812
Nelson G. Knight	2017	428,652	275,625	704,277
	2016	414,624	275,625	690,249
	2015	173,250	472,500	645,750

(2)   The annual cash incentive compensation with respect to each year is paid in the following year.  See “Compensation Discussion and Analysis—Elements of Executive Compensation—2017 Incentive Compensation Award Opportunity and Actual Award Earned” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures.”

(3)   Includes the portion of the health insurance, life and disability insurance, parking, and 401(k) match paid by the Company. For 2017, 2016 and 2015, also includes estimated dividends on the share awards in the following amounts, of which one-third (for 2017 and 2016) and one-half (for 2015) of such amounts will be paid following vesting of the restricted Common Shares: Mr. Glade M. Knight—$27,716, $9,550 and $24,116; Mr. Justin G. Knight—$138,580, $47,749 and $139,180; Mr. Peery—$65,479, $22,562 and $65,112; Mrs. Gathright—$65,479, $22,562 and $65,112; Mr. Buckley—$61,841, $21,308 and $61,494; and Mr. Nelson G. Knight—$43,653, $15,041 and $43,407.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of awards made to the named executive officers during the fiscal year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan-Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Glade M. Knight	February 16, 2017	$87,500	$175,000	$306,250	—	—	—	—
	February 16, 2017	—	—	—	$262,500	$525,000	$918,750	$447,160
Justin G. Knight	February 16, 2017	437,500	875,000	1,531,250	—	—	—	—
	February 16, 2017	—	—	—	1,312,500	2,625,000	4,593,750	2,235,800
Bryan F. Peery	February 16, 2017	206,719	413,438	723,517	—	—	—	—
	February 16, 2017	—	—	—	620,156	1,240,312	2,170,546	1,056,415
Kristian M. Gathright	February 16, 2017	206,719	413,438	723,517	—	—	—	—
	February 16, 2017	—	—	—	620,156	1,240,312	2,170,546	1,056,415
David P. Buckley	February 16, 2017	195,234	390,469	683,321	—	—	—	—
	February 16, 2017	—	—	—	585,703	1,171,406	2,049,961	997,726
Nelson G. Knight	February 16, 2017	137,812	275,625	482,344	—	—	—	—
	February 16, 2017	—	—	—	413,438	826,875	1,447,031	704,277

(1)
These columns show the range of potential payouts for 2017 performance under the Company’s annual cash incentive compensation for the named executive officers as described in the section titled “Compensation Discussion and Analysis—Elements of Executive Compensation—2017 Incentive Compensation Award Opportunity and Actual Award Earned” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures.”

(2)
These columns show the range of potential payouts for 2017 performance under the Company’s share incentive compensation for the named executive officers as described in the section titled “Compensation Discussion and Analysis—Elements of Executive Compensation—2017 Incentive Compensation Award Opportunity and Actual Award Earned” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Measures.”  If the performance conditions are met, the Company pays these awards in Common Shares, with the value of the Common Shares equal to the dollar amount of the payouts as set forth in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Incentive Compensation.”

(3)
The amounts in this column reflect the grant date fair value of the Common Shares to be issued subject to achievement of performance conditions as determined in accordance with FASB ASC Topic 718.  See Note 1 to the Summary Compensation Table above for additional information on the determination of the fair value of the Common Shares.  The actual value of Common Shares issued is set forth above under “Compensation Discussion and Analysis—Elements of Executive Compensation—2017 Incentive Compensation Award Opportunity and Actual Award Earned.”

2017 Option Exercises and Stock Vested

The following table sets forth the number of Common Shares that vested for each of the Company’s named executive officers during 2017 and the value realized by these officers upon such vesting. The Company has not granted any options to its officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Glade M. Knight	2,841	$56,394
Justin G. Knight	14,202	$281,910
Bryan F. Peery	6,711	$133,213
Kristian M. Gathright	6,711	$133,213
David P. Buckley	6,338	$125,809
Nelson G. Knight	4,474	$88,809

(1)	Consists of restricted Common Shares issued in March 2017 (with respect to 2016 performance) that were earned as of December 31, 2016 and vested December 15, 2017.
(2)
The value upon vesting is calculated by multiplying the number of Common Shares vested on each vesting date (December 15, 2017) by the closing price of the Common Shares on the NYSE on such date ($19.85).

Compensation Plans

Executive Severance Plan

On May 29, 2014, the Board of Directors, upon recommendation of the Compensation Committee, approved the Apple Hospitality REIT, Inc. Executive Severance Pay Plan (the “Severance Plan”). Each of the named executive officers of the Company are participants in the Severance Plan.

The Severance Plan generally provides severance or income protection benefits to participants in the event of their termination in connection with certain changes in control of the Company, including (subject to certain exceptions) (i) the acquisition by any person of securities having 20% or more of the combined voting power of the Company’s outstanding securities other than as a result of an issuance of securities initiated by the Company or open market purchases approved by the Board, or (ii) when, as the result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last of such transactions (each such event, a “Change in Control”).

If a participant in the Severance Plan is terminated during the one-year period commencing on the date of a Change in Control by the Company, other than for Cause (as defined in the Severance Plan), or by a participant for Good Reason (as defined in the Severance Plan), such participant will be entitled to receive a lump sum cash payment equal to the sum of (i) to the extent not previously paid, his or her salary and any accrued paid time off through the date of termination, (ii) to the extent not previously paid, his or her Annual Bonus as defined in the Severance Plan, prorated for the number of days he or she worked during the year in which the termination occurred, and (iii) 2.5 times the sum of (x) his or her Annual Bonus as defined in the Severance Plan and (y) his or her annualized base salary based on the highest monthly base salary paid or payable in any month of the 12-month period immediately preceding the month in which the Change in Control occurred. Participants will also generally be entitled to receive additional benefits, including the following: (i) accelerated vesting of any and all stock incentive awards, (ii) welfare benefits (including, without limitation, medical, dental, health, disability, individual life and group life insurance benefits) for the participant and his or her family for the one-year period following termination, (iii) payment by the Company of the full premium for continuation of insurance benefits under COBRA for up to 12 months following termination, (iv) payment by the Company of life insurance premiums for 12 months if the participant elects to convert any group term life insurance to an individual policy, and (v) payment by the Company of up to $15,000 in reasonable fees and costs charged by a nationally recognized outplacement firm.

Subject to certain exceptions, in the event that, upon or immediately after a Change in Control, a participant is offered a position with a title, responsibilities and compensation reasonably comparable to the title, responsibilities and compensation of such participant with the Company preceding the Change in Control at the successor to the Company, and the participant does not accept such position, the participant will not be entitled to any of the benefits described above. If the participant accepts such position, he or she will conclusively be deemed not to have been terminated.

The Company also adopted severance plans applicable to all other employees of the Company.

2014 Omnibus Incentive Plan

In May 2014, the Board of Directors approved the Apple Hospitality REIT, Inc. 2014 Omnibus Incentive Plan, and in May 2015, the shareholders approved the 2014 Omnibus Incentive Plan. The 2014 Omnibus Incentive Plan permits the grant of awards of stock options, stock appreciation rights (“SARs”), restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards to any employee, officer, or director of the Company or an affiliate of the Company, a consultant or adviser currently providing services to the Company or an affiliate of the Company, or any other person whose participation in the 2014 Omnibus Incentive Plan is determined by the Compensation Committee of the Board of Directors to be in the best interests of the Company.

In addition to the payments and benefits provided pursuant to the terms of the Severance Plan described above, the named executive officers also receive additional benefits under the 2014 Omnibus Incentive Plan upon a Change in Control as defined under the 2014 Omnibus Incentive

 Plan. If the Company experiences a Change in Control in which outstanding awards will not be assumed or continued by the surviving entity: (i) all restricted stock and stock units will vest and the underlying shares will be delivered immediately before the Change in Control, and (ii) at the Compensation Committee’s discretion either (x) all options and SARs will become exercisable 15 days before the Change in Control and terminate upon the consummation of the Change in Control, or (y) all options, SARs, restricted stock and stock units will be canceled and cashed out in connection with the Change in Control for an amount in cash or securities having a value, in the case of restricted stock or stock units, equal to the formula or fixed price per share paid to the shareholders pursuant to such Change in Control and, in the case of options or SARs, equal to the product of the number of shares subject to such options or SARs multiplied by the amount, if any, by which the formula or fixed price per share paid to shareholders pursuant to such Change in Control exceeds the exercise price applicable to such shares. In the event the option exercise price or SAR exercise price of an award exceeds the price per share paid to shareholders in the Change in Control, such options and SARs may be terminated for no consideration. In the case of performance-based awards, if at least half of the performance period has lapsed, the Compensation Committee will determine the actual performance to date as of a date reasonably proximal to the date of the consummation of the Change in Control, and such level of performance will be treated as achieved immediately prior to the occurrence of the Change in Control. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance-based awards will be treated as though target performance has been achieved.

A Change in Control under the 2014 Omnibus Incentive Plan means the occurrence of any of the following:

(a)
a “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total voting power of the voting stock of the Company, on a fully diluted basis;

(b)
individuals who, on the date on which the 2014 Omnibus Incentive Plan was adopted, constitute the Board of Directors (together with any new directors whose election or nomination for election was approved by a vote of at least a majority of the members of such Board of Directors who either were members of such Board of Directors on the date on which the 2014 Omnibus Incentive Plan was adopted or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the members of such Board of Directors then in office;

(c)
the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented one hundred percent (100%) of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction;

(d)
there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any “Person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or

(e)	the stockholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company.

No Tax Gross-Up Payments

The Company does not provide, and no named executive officer is entitled to receive, any tax gross-up payments in connection with his or her compensation, severance or other benefits provided by the Company.

Potential Payments upon Termination or Change in Control

The compensation payable to the Company’s named executive officers upon (i) termination of the executive without Cause or by the executive for Good Reason within one year of a Change in Control pursuant to the Severance Plan and (ii) a Change in Control, regardless of a corresponding termination, pursuant to the 2014 Omnibus Incentive Plan is, in each case, set forth above in the section entitled “Compensation Plans.”  The compensation payable to the named executive officers upon such terminations or Change in Control will be paid in a single lump sum.  All of the benefits payable upon termination pursuant to the Severance Plan are conditioned upon the executive’s execution of a general release of claims.

The following table summarizes the cash payments and estimated equivalent cash value of benefits that would have been provided to the named executive officers under the terms of the 2014 Omnibus Incentive Plan and the Severance Plan upon a termination or Change in Control as of December 31, 2017, and thus reflects amounts earned through such time and estimates of the amounts which would be paid to the named executive officer as of December 31, 2017.  The actual amounts to be paid can only be determined at the time of the termination or Change in Control.

	Termination	No Termination
Name/Payment of Benefit	Without Cause/ For Good Reason Upon or Within One Year of a Change in Control(1)	Change in Control (2)
Glade M. Knight
Cash Severance	$2,080,597	—
Acceleration of Equity Awards	—	—
Justin G. Knight
Cash Severance	7,188,166	—
Acceleration of Equity Awards	—	—
Bryan F. Peery
Cash Severance	4,003,260	—
Acceleration of Equity Awards	—	—
Kristian M. Gathright
Cash Severance	4,003,260	—
Acceleration of Equity Awards	—	—
David P. Buckley
Cash Severance	3,782,592	—
Acceleration of Equity Awards	—	—
Nelson G. Knight
Cash Severance	2,679,034	—
Acceleration of Equity Awards	—	—

(1)
Amounts assume that equity awards under the 2014 Omnibus Incentive Plan are not assumed or continued by the surviving entity in the Change in Control and, therefore, that such awards vest in full upon the Change in Control.  Amounts also include incentive compensation for 2017 that had not been paid at December 31, 2017 (see Summary Compensation Table for further information).

(2)
Consists solely of acceleration of equity awards if the awards are not assumed or continued by the surviving entity. Amounts assume that equity awards under the 2014 Omnibus Incentive Plan are not assumed or continued by the surviving entity in the Change in Control and, therefore, that such awards vest in full upon the Change in Control.  As of December 31, 2017, the named executive officers did not own any restricted Common Shares under the 2014 Omnibus Incentive Plan.

Pay Ratio Disclosure

Presented below is the ratio of the annual total compensation of the Company’s Chief Executive Officer to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer).  The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

For the fiscal year ended December 31, 2017, the annual total compensation of the median employee of the Company was $138,897.  For the fiscal year ended December 31, 2017, the annual total compensation of the Chief Executive Officer, as reported in the “Total” column of the Summary Compensation Table above in the section titled “Executive Compensation – Summary Compensation Table,” was $3,608,281.  For 2017, the annual total compensation of the Chief Executive Officer was 26.0 times that of the annual total compensation of the median employee.

The median employee of the Company was determined by finding the employee with the median total compensation for the fiscal year ended December 31, 2017, based on total gross taxable compensation for 2017.  The Company did not apply any cost-of-living adjustments as part of the calculation.  The Company selected the median employee based on the 55 full-time, part-time and temporary workers who were employed by the Company at December 31, 2017 (excluding the Chief Executive Officer).

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, have filed reports with the Securities and Exchange Commission with respect to their initial ownership of Common Shares and any subsequent changes in that ownership.  The Company believes that during 2017 each of its officers, directors and holders of more than 10% of the Company’s outstanding Common Shares complied with the applicable filing requirements.

In making this statement, the Company has relied solely on written representations of its directors and executive officers and copies of reports that they have filed with the Securities and Exchange Commission and a review of Statements on Schedule 13G filed with the Securities and Exchange Commission.

Other Matters for the 2018 Annual Meeting of Shareholders

Management knows of no matters, other than those stated above, that are likely to be brought before the Annual Meeting. However, if any matters that are not currently known properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Common Shares represented by such proxy on such matters in accordance with their best judgment.

Equity Compensation Plan Information

The Company’s Board of Directors adopted and the Company’s shareholders approved the 2014 Omnibus Incentive Plan, which provides for the issuance of up to 10 million Common Shares, subject to adjustments, to employees, officers, and directors of the Company or affiliates of the Company, consultants or advisers currently providing services to the Company or affiliates of the Company, and any other person whose participation in the 2014 Omnibus Incentive Plan is determined by the Compensation Committee to be in the best interests of the Company. The Company’s Board of Directors previously adopted and the Company’s shareholders approved the Directors’ Plan to provide incentives to attract and retain directors. In May 2015, the Directors’ Plan was terminated effective upon the Listing, and no further grants can be made under the Directors’ Plan, provided however, that the termination did not affect any outstanding director option awards previously issued under the Directors’ Plan.

The following is a summary of securities issued under the Company’s equity compensation plans as of December 31, 2017:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	478,978	$21.05	11,079,676
Equity compensation plans not approved by security holders	—	—	—
Total equity compensation plans	478,978	$21.05	11,079,676

(1)
Represents 312,937 stock options granted to the Company’s directors under the Directors’ Plan and 166,041 stock options granted under the 2014 Omnibus Incentive Plan in exchange for all of Apple Ten’s outstanding stock options as a result of the Apple Ten merger effective September 1, 2016.

Matters to be Presented at the 2019 Annual Meeting of Shareholders

Any qualified shareholder who wishes to make a proposal to be acted upon next year at the 2019 Annual Meeting of Shareholders must submit such proposal for inclusion in the proxy statement and proxy card to the Company at its principal office in Richmond, Virginia, by no later than December 5, 2018.

In addition, the Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement or nominees to the Board, to be brought before an annual meeting of shareholders.  In general, notice must be received by the Secretary of the Company (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1st or later than May 31st in such year.  The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.  Therefore, assuming the Company’s 2019 Annual Meeting is held in May 2019, to be presented at such Annual Meeting, a shareholder proposal must be received by the Company on or after February 1, 2019 but no later than February 28, 2019.

Householding of Proxy Materials

Some banks, brokers and other record holders of Common Shares may participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of the Company’s proxy statement, annual report or Notice of Internet Availability may be sent to multiple shareholders in each household. The Company will promptly deliver a separate copy of any of those documents to you if you write to the Company at Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219, Attn: Ms. Kelly Clarke, Investor Relations Department or call (804) 344-8121. If you want to receive separate copies of the Company’s proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should send your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-866-540-7095) or you may contact the Company at the above address or telephone number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2018

This proxy statement and the Annual Report are available at http://materials.proxyvote.com/03784Y. In addition, shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

By Order of the Board of Directors

David Buckley
Secretary

April 4, 2018

THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY VOTING TO AVOID COSTLY SOLICITATION.  YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY PROMPTLY TRANSMITTING YOUR VOTING INSTRUCTIONS ONLINE OR BY PHONE OR BY SIGNING AND RETURNING YOUR PROXY CARD IMMEDIATELY.

Exhibit A
Proposed Amendment to the Company’s Amended and Restated Articles of Incorporation

If Proposal 4 is approved by the shareholders, Article VII of Apple Hospitality REIT, Inc.’s Amended and Restated Articles of Incorporation would be amended as set forth below. Proposed additions are indicated by underline and proposed deletions are indicated by strike-through.

ARTICLE VII
BOARD OF DIRECTORS
               7.1          Terms of Directors. The number of directors of the Corporation shall be ~~fixed in the bylaws~~ determined in accordance with the Bylaws. Until the 2020 annual meeting of shareholders, the ~~The number of~~ directors of the Corporation shall be divided into three classes, each consisting of approximately ~~groups with each group containing~~ one-third of the total~~, as nearly equal in~~ number of directors. ~~as possible. The terms of the directors in the first group shall expire at~~ At the ~~first~~ 2018 annual meeting of shareholders, the directors who shall be elected at the 2018 annual meeting to fill the directorships held by directors whose terms expire at the 2018 annual meeting shall be elected for one-year terms expiring ~~. The terms of the directors in the second group shall expire~~ at the 2019 ~~second~~ annual meeting of shareholders; at the 2019 ~~and the terms of directors in the third group shall expire at the third~~ annual meeting of shareholders, the ~~. At each annual meeting of shareholders, one group of~~ directors who shall be elected at the 2019 annual meeting to fill the directorships held by directors ~~for a term of three years to succeed those~~ whose terms expire at the 2019 annual meeting shall be elected for one-year terms expiring at the 2020 annual meeting of shareholders; at the 2020 annual meeting of shareholders, the terms of all directors shall expire and at such annual meeting and at each annual meeting thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting. From and after the 2020 annual meeting of shareholders, the directors shall no longer be divided into classes. Each director elected at the 2018 annual meeting of shareholders shall serve a one-year term as provided in this Article VII notwithstanding that the Articles of Amendment effecting these amendments to declassify the Board of Directors as provided herein may be filed with the Virginia State Corporation Commission after the 2018 annual meeting of shareholders at which such director was elected and these amendments were adopted by the shareholders.

A-1

APPLE HOSPITALITY REIT, INC. 814 EAST MAIN STREET RICHMOND, VA 23219
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 16, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 16, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of directors Nominees

01 Bruce H. Matson 02 Blythe J. McGarvie 03 L. Hugh Redd

The Board of Directors recommends you vote FOR proposals 2 through 4:	For	Against	Abstain

2. Approval on an advisory basis of executive compensation paid by the Company.	☐	☐	☐

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to serve for 2018.	☐	☐	☐

4. Approval of an amendment to the Company’s Charter to declassify the Board of Directors and provide for annual elections of directors.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

Apple Hospitality REIT, Inc.
Annual Meeting of Shareholders
May 17, 2018 10:00 AM EDT
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors. The undersigned hereby appoints Bryan Peery and David Buckley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares of Apple Hospitality REIT, Inc. held by the undersigned on March 23, 2018, at the Annual Meeting of Shareholders at the Courtyard and Residence Inn Richmond Downtown located at 1320 East Cary Street, Richmond, Virginia 23219, on Thursday, May 17, 2018 at 10:00 a.m., Eastern Daylight Time, or any adjournment thereof. If one of the director nominees specified below ceases to be available for election as a director, discretionary authority may be exercised by each of the Proxies named herein to vote for a substitute.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

Continued and to be signed on reverse side